Exhibit 10.1

FATE THERAPEUTICS, INC.
SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.                                      Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Fate Therapeutics, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.  The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.                                      Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.  Participation in this Plan does not change the “at will” nature of a Covered Executive’s employment with the Company.

3.                                      Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.                                      Bonus Determinations

(a)                                 Corporate Performance Goals.  A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including the following: revenue; expense levels; business development and financing milestones; total shareholder return; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; sales or revenue, developmental, clinical or regulatory milestones; acquisitions or strategic transactions; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; clinical trial results; publications; reimbursement decisions; working capital; earnings (loss) per share of the Company’s common stock; sales or market shares; number of customers or units of products sold; and operating income and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable).  Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets.  The Corporate Performance Goals may differ from Covered Executive to Covered Executive.

(b)                                 Calculation of Corporate Performance Goals.  At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Executive.  In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

(c)                                  Target; Minimum; Maximum.  Each Corporate Performance Goal shall have a “target” (at least 100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d)                                 Bonus Requirements; Individual Goals.  Except as otherwise set forth in this Section 4(d):  (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals.  Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(e)                                  Individual Target Bonuses.  The Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period.  For each Covered Executive, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.

(f)                                   Employment Requirement.  Subject to any additional terms contained in a written agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the bonus payment date.  If a Covered Executive was not employed for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during such period.

5.                                      Timing of Payment

(a)                                 With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured as of the end of each performance period and after such period has ended; provided, that with respect to any Corporate Performance Goals that are dependent on financial metrics as reported in the Company’s financial reports for any particular period, such Corporate Performance Goals shall be measured after the applicable financial reports have been published.  If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later than 74 days after the end of the fiscal year in which such performance period ends.

(b)                                 With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) and after such period has ended; provided, that with respect to any Corporate Performance Goals that are dependent on financial metrics as reported in the Company’s financial reports for any particular period, such Corporate Performance Goals shall be measured after the applicable financial reports have been published.  If the Corporate Performance Goals and/ or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.

(c)                                  For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.

6.                                      Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.